As filed with the Securities and Exchange Commission on September 17, 2014

Registration No. 333-196799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regeneron Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	13-3444607
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road

Tarrytown, NY 10591-6707

(Address of Principal Executive Offices) (Zip Code)

Regeneron Pharmaceuticals, Inc.

2014 Long-Term Incentive Plan

(Full Title of the Plan)

Joseph J. LaRosa, Esq.

Senior Vice President, General Counsel and Secretary

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591-6707

(Name and Address of Agent for Service)

(914) 847-7000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David J. Goldschmidt, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-196799) (the “Prior Registration Statement”) of Regeneron Pharmaceuticals, Inc. (“Regeneron,” the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2014. The Company is filing this Post-Effective Amendment to clarify the number of shares of Regeneron common stock, par value $0.001 per share (“Common Stock”), previously registered pursuant to the Prior Registration Statement.

Pursuant to the Prior Registration Statement, the Company has registered 12,000,000 shares of Common Stock, which corresponds to the number of shares newly available for issuance (referred to as “New Shares” in the Prior Registration Statement) under the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “Plan”). The registration fee for such 12,000,000 shares was paid in full in connection with the Prior Registration Statement. Notwithstanding anything to the contrary in the Prior Registration Statement, the New Shares (as well as an indeterminate number of additional shares of Common Stock that may become issuable under the Plan in connection with certain corporate transactions or events, including any recapitalization, reorganization, merger, consolidation, spin-off, stock dividend, stock split or any other similar transaction effected which results in an increase in the number of the outstanding shares of Common Stock, in accordance with Rule 416 under the Securities Act of 1933, as amended) are the only shares of Common Stock registered by Regeneron pursuant to the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment, and in accordance with General Instruction E to Form S-8, the Company is filing with the Commission a new registration statement on Form S-8 to register a total of 4,485,333 additional shares of Common Stock, which corresponds to the aggregate number of “Rollover Shares” and “Returned Shares” referenced in the Prior Registration Statement. At this time, the Company is not registering additional shares corresponding to the number of “Carryover Shares” referenced in the Prior Registration Statement, but may do so in the future depending on the number of Carryover Shares that will become available for issuance under the Plan and the utilization of shares of Common Stock thereunder. For the sake of clarification, the 20,560,315 shares of Common Stock subject to outstanding awards under the Regeneron Pharmaceuticals, Inc. Second Amended and Restated 2000 Long-Term Incentive Plan as of the date immediately preceding June 13, 2014, the date of shareholder approval of the Plan, have not been deregistered pursuant to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-174863) filed with the Commission on June 16, 2014 and remain registered.

This Post-Effective Amendment affects only those provisions of the Prior Registration Statement specifically amended herein. All other provisions of the Prior Registration Statement remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenburgh, State of New York, on September 17, 2014.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ JOSEPH J. LAROSA
Joseph J. LaRosa
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on September 17, 2014.

Signature	Title

*	President, Chief Executive Officer, and Director (Principal Executive Officer)
Leonard S. Schleifer, M.D., Ph.D.

*	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)
Robert E. Landry

*	Vice President, Controller, and Assistant Treasurer (Principal Accounting Officer)
Douglas S. McCorkle

*	Chief Scientific Officer, President, Regeneron Laboratories, and Director
George D. Yancopoulos, M.D., Ph.D.

*	Chairman of the Board
P. Roy Vagelos, M.D.

*	Director
Charles A. Baker

*	Director
Michael S. Brown, M.D.

*	Director
Alfred G. Gilman, M.D., Ph.D.

*	Director
Joseph L. Goldstein, M.D.

*	Director
Robert A. Ingram

*	Director
Christine A. Poon

*	Director
Arthur F. Ryan

Signature	Title

*	Director
George L. Sing

*	Director
Marc Tessier-Lavigne, Ph.D.

*By:	/s/ JOSEPH J. LAROSA
Joseph J. LaRosa

As attorney-in-fact on behalf of each of the officers and directors indicated above pursuant to the Power of Attorney filed as Exhibit 24 to the Registration Statement on Form S-8 (Registration No. 333-196799) filed with the Securities and Exchange Commission on June 16, 2014.